press release                                                           UPC


UNITED PAN-EUROPE COMMUNICATIONS N.V. ANNOUNCES CONFIRMATION BY US COURT OF COMPANY'S CHAPTER 11 PLAN OF REORGANISATION


Amsterdam, February 21, 2003 - In connection with its ongoing recapitalisation, United Pan-Europe Communications N.V., ("UPC") (EURONEXT Amsterdam: UPC), today announces that the US court yesterday confirmed the company's Chapter 11 Plan of Reorganisation. All classes allowed to vote, voted in favour including: Class 5 (Bondholders) USD 4,340,584,740.43, representing 99.91% of the amount voted; Class 6 (UPC Preference Shareholders) USD 7,114, representing 100% of the amount voted; Class 8 (UPC Ordinary Shares A) USD 234,841,533, representing 99.97% of the amount voted.

Under the Plan, subject to ratification of the Akkoord in the Netherlands, approximately USD 937.5(1) million of Belmarken Notes, USD 4,688.2(1) million of UPC Notes, USD 1.7(1) billion of convertible preference shares, all of the priority shares and all of the ordinary shares A, including those represented by American Depositary Shares, will be converted into new equity of New UPC, Inc. New UPC will become the holding company for UPC after the recapitalisation.

As previously indicated, UPC intends to seek approval from its creditors for its restructuring through the district court in Amsterdam on February 28, 2003 and subsequent ratification of the Akkoord on March 12, 2003 and remains on track to complete its restructuring by the end of the first quarter 2003.

United Pan-Europe Communications N.V. is one of the leading broadband communications and entertainment companies in Europe. Through its broadband networks, UPC provides television, Internet access, telephony and programming services. UPC's shares are traded on Euronext Amsterdam Exchange (UPC) and in the United States on the Over The Counter Bulletin Board (UPCOY.OB). UPC is majority owned by UnitedGlobalCom, Inc. (NASDAQ: UCOMA)

NOTE: Except for historical information contained herein, this release contains forward looking statements based upon management's beliefs, as well as assumptions made by and data currently available to management. These forward looking statements are based on a variety of assumptions that may not be realised and are subject to significant business, economic, judicial and competitive risks and uncertainties, many of which are beyond UPC's control. These risks and uncertainties could cause actual events and UPC's liquidity, capital resources, financial condition and results of operations to differ materially from those expressed or implied by these statements. These risks and uncertainties include, but are not limited to, UPC's ability to continue as a going concern, UPC's ability to restructure its outstanding indebtedness on a satisfactory and timely basis, UPC's ability to develop, confirm and consummate the plan of reorganization under the US bankruptcy code and the Akkoord under the Dutch bankrupty code, any ramifications of any restructuring, risks associated with third parties taking actions inconsistent with, or detrimental to, the consummation of the Plan and the Akkoord, potential adverse developments with respect to UPC's financial condition, liquidity, cashflows or results of operations, the acceptance and continued use by subscribers and potential subscribers of UPC services, changes in the technology and competition, UPC's ability to achieve expected operational efficiencies and economies of scale and UPC's ability to generate expected revenue and achieve assumed margins, as well as other factors detailed from time to time in UPC's filings with the US Securities and Exchange Commission.

This press release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy any securities of UPC or New UPC, or a solicitation of any votes in favor of the plan or the Akkoord, nor shall there be any exchange or sale of securities of UPC or New UPC or solicitation of votes in favor of the plan or the Akkoord in any jurisdiction in which such offer, exchange, sale or solicitation would be unlawful.


For further information please contact:

UPC Investor Relations                              UPC Corporate Communications
+ 44 (0) 207 647 8233                               + 31 (0) 20 778 9447
Email: ir@upccorp.com                               Email: corpcomms@upccorp.com

Lazard                                              Citigate First Financial
Daniel Bordessa                                     Martha van Dijk
+ 44 (0) 20 7588 2721                               + 31 (0) 20 575 4010
                                                    Citigate Dewe Rogerson
                                                    Toby Moore
                                                    + 44 (0) 20 7638 9571


----------------------
1 As outlined in the second amended disclosure statement. Exchange rate USD
0.9968 to EUR 1.00 as of December 3, 2002 the date the petition was filed with the US court
press release                                                           UPC



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